Exhibit 99.1
D-Wave Reports First Quarter 2026 Results
Record Quarterly Bookings of $33.4 Million, Up Nearly 2,000% Year over Year
Quarter End Cash Position of $588 Million, Up 93% Year over Year

PALO ALTO, Calif. – May 12, 2026 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), the only dual-platform quantum computing company, providing both annealing and gate-model systems, software, and services, today announced financial results for its first quarter ended March 31, 2026.
“D-Wave’s first quarter performance highlights what sets this company apart: strong execution, expanding commercial adoption, and differentiated technology leadership across both annealing and gate model quantum computing,” said Dr. Alan Baratz, CEO of D-Wave. “As the only quantum computing company pursuing both annealing and gate-model quantum computing systems, we believe that D-Wave is uniquely positioned to participate in the full addressable quantum computing market. Our acquisition of Quantum Circuits is expected to meaningfully accelerate our delivery of a scalable, error-corrected gate model system, while our record-setting $10 million quantum computing as a service agreement with a Fortune 100 company reinforced growing demand for our annealing systems. We believe that D-Wave’s combination of commercial proof, technical breadth, and a differentiated path to gate-model error correction and scaling will be increasingly prominent as this market matures.”
Recent Business and Technical Highlights
•Closed Bookings of $33.4 million for the first quarter of 2026, up 1,994% year over year from the first quarter of 2025 Bookings of $1.6 million, and up 149% from the immediately preceding fourth quarter of 2025 Bookings of $13.4 million. First quarter Bookings included a $20 million system purchase by Florida Atlantic University ("FAU"), and a $10 million, two-year enterprise Quantum Computing as a Service (QCaaS) agreement with a Fortune 100 company.
•Acquired Quantum Circuits, Inc. (“Quantum Circuits”), a leading developer of error-corrected superconducting gate-model quantum computing systems. Quantum Circuits’ dual-rail qubits combine the rapid speed of superconducting gate-model qubits with the fidelity of ion trap and neutral atom qubits – reflecting a significant industry breakthrough that we believe is currently unmatched by any other quantum computing company.
•Rapidly incorporating our system scaling expertise into the high performance dual-rail gate model technology pioneered by Quantum Circuits. This is expected to accelerate D-Wave’s availability of large-scale, error-corrected gate model quantum computing systems. Key expected milestones in our current roadmap include:
◦By the end of 2028, a dual-rail system with approximately 175 physical qubits and a design for a 1,000 physical qubit system
◦By the end of 2030, a 1,000 physical qubit dual-rail system with 10 logical qubits and a design for a 10,000 physical qubit system
◦By the end of 2032, a dual-rail qubit system that can support 100 logical qubits, which is considered to be a key milestone for reaching initial quantum utility
◦Additional details about the roadmap will be provided at the Company's upcoming Investor Day being held at the New York Stock Exchange on June 1, 2026.
•Signed a $20 million agreement for FAU to purchase and install an Advantage2TM annealing quantum computer, supporting Florida’s goal to become a leader in quantum computing. D-Wave has started implementing a training program at FAU to enable the faculty to leverage quantum resources in their research and curriculum, and system installation is expected to commence before the end of 2026.
•Collaborated with Postquant Labs on the development and launch of their quantum-classical blockchain Testnet, which is now publicly available. The Testnet is designed to support the development and adoption of a global quantum blockchain standard, and to assess the role quantum computing could play in enabling a more secure and energy-efficient blockchain within a distributed computing network. The Testnet involves 18,500 early users and includes D-Wave's Advantage2™ annealing quantum computer, along with other computing platforms, to perform mining operations. There are currently more than 1,600 nodes on the network, one of which is the Advantage2TM quantum processing unit (“QPU”), and the rest are a mix of CPUs and GPUs. The QPU has outperformed the classical nodes and won the majority of the blocks. D-Wave and Postquant Labs are launching a detailed benchmarking study to further quantify the QPU advantage in mining.
•Completed the second phase of an ongoing Quantum AI project with Shionogi, a major Japanese pharmaceutical company, using D-Wave’s Advantage2™ annealing quantum computer to incorporate artificial intelligence in the drug discovery process. The project used D-Wave’s technology, shortening the process of small-molecule drug discovery by providing a broader range of novel, diverse drug-like molecules for target disease proteins. The second phase of the project delivered a 10-fold increase in the number of desirable molecules compared to results generated using a classical machine learning algorithm. Given the effectiveness of the results to date, Shionogi is moving forward with the next phase of experimentation, accelerating toward real-world adoption.
•Published new research on the arXiv (https://arxiv.org/abs/2603.15534) that outlines powerful new multi-color annealing protocols that enable some gate model operations within our commercial Advantage2TM annealing quantum computing system, and launched these features with key customers to enable them to perform fundamental research in quantum simulation. These protocols enable researchers to use D-Wave's annealing QPUs to model quantum systems and explore fundamentally new behavior that can be extremely difficult, if not impossible, to study with classical techniques.
•Introduced new hybrid solver software that supports integrated machine learning models. D-Wave’s Stride™ hybrid quantum solver now allows for surrogate modeling, enabling customers to incorporate machine learning models directly into optimization workflows to support a wider range of use cases within domains such as predictive maintenance, surge pricing, advertising campaign optimization, and employee scheduling.
•Launched the “Quantum Matters” podcast, hosted by Murray Thom, D-Wave’s vice president of quantum technology evangelism. The series features conversations with industry leaders, researchers, academics and scientists on how quantum computing is being used today and where it is headed. In just four weeks, the podcast generated thousands of views, listens and downloads across YouTube, Apple and Spotify, and is the top ranking quantum computing podcast, as well as among the top 30 most popular technology podcasts on Apple, among thousands of shows.
•Announced that the Company will host its first-ever Investor Day on June 1, 2026 at the New York Stock Exchange in New York City and via livestream. The event will provide investors with an in-depth look at the Company’s technology leadership, product roadmap, commercial momentum and long-term growth strategy. Designed to bring greater clarity to a rapidly evolving sector, the event will provide investors with D-Wave’s perspective on the quantum computing landscape, the Company’s differentiated approach and how it is translating innovation into commercial opportunity.

First Quarter 2026 Financial Highlights
•Revenue: Revenue for the first quarter of 2026 was $2.9 million, a decrease of $12.1 million, or 81%, from revenue of $15.0 million for the 2025 first quarter, that included $12.6 million in revenue recognized from the Company's first sale of an annealing quantum computing system.
•Bookings1: Bookings for the first quarter of 2026 were $33.4 million, an increase of $31.8 million, or 1,994%, from Bookings of $1.6 million for the 2025 first quarter. The quarterly bookings include a $20 million system sale, the revenue for which will be recognized in subsequent quarters.
•Remaining Performance Obligations2: As of March 31, 2026, the aggregate amount of remaining performance obligations (RPOs) that were unsatisfied or partially unsatisfied related to customer contracts totaled $42.4 million, an increase of $36.0 million, or 563%, from the first quarter of 2025 RPO balance of $6.4 million, and an increase of $29.0 million, or 216%, from the immediately prior fourth quarter of 2025 RPO balance of $13.4 million. Approximately 54% of the $42.4 million 2026 first quarter RPO balance is expected to be recognized as revenue in the next 12 months, and 71% is expected to be recognized as revenue in the next two years, with the remainder to be recognized thereafter.
•Customers: During the first quarter of 2026, D-Wave recognized revenue from over 100 individual customers with over 50% of such customers being commercial enterprises.
•GAAP Gross Profit: GAAP gross profit for the first quarter of 2026 was $1.8 million, a decrease of $12.1 million, or 87%, from $13.9 million in GAAP gross profit for the 2025 first quarter, with the decrease due entirely to an annealing quantum computer system sale during the 2025 first quarter.
•GAAP Gross Margin: GAAP gross margin for the first quarter of 2026 was 63.6%, a decrease of 29% from the 92.5% GAAP gross margin for the 2025 first quarter, with the decrease due entirely to a higher margin annealing quantum computer system sale during the 2025 first quarter.
•Non-GAAP Gross Profit3: Non-GAAP Gross Profit for the first quarter of 2026 was $2.0 million, a decrease of $12.0 million, or 86%, from the Non-GAAP Gross Profit of $14.0 million for the 2025 first quarter. The difference between GAAP and Non-GAAP Gross Profit is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP Gross Profit.
•Non-GAAP Gross Margin3: Non-GAAP Gross Margin for the first quarter of 2026 was 70.6%, a decrease of 23% from the 93.6% Non-GAAP Gross Margin for the 2025 first quarter. The difference between GAAP and Non-GAAP Gross Margin is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP Gross Margin.
•GAAP Operating Expenses: GAAP operating expenses for the first quarter of 2026 were $56.5 million, an increase of $31.3 million, or 125% from GAAP operating expenses of $25.2 million for the 2025 first quarter, with the increase partially driven by $9.1 million of non-recurring costs related to the acquisition of Quantum Circuits and increases of $8.6 million in salaries and related personnel costs, 80% of which relate to increases in Sales & Marketing and Research & Development personnel; $7.4 million in non-cash stock-based compensation and depreciation and amortization expenses, $2.6 million in fabrication costs and $1.4 million in marketing expenses. These increased operating expenses stem from investments to support the Company’s accelerated product development and go-to-market initiatives, as well as Quantum Circuits expenses incurred subsequent to the January acquisition closing date.
•Non-GAAP Adjusted Operating Expenses3: Non-GAAP Adjusted Operating Expenses for the first quarter of 2026 were $34.8 million, an increase of $14.6 million, or 73%, from Non-GAAP Adjusted Operating Expenses of $20.2 million for the 2025 first quarter, with the difference between GAAP and Non-GAAP Operating Expenses being primarily non-cash stock-based compensation expense, non-cash depreciation and amortization expense, and non-recurring one-time expenses that are excluded from the Non-GAAP Adjusted Operating Expenses.
•Net Loss: Net loss for the first quarter of 2026 was $18.4 million, or $0.05 per share, an increase of $13.0 million, or $0.03 per share, compared with the net loss of $5.4 million, or $0.02 per share for the 2025 first quarter, with the increase due primarily to higher operating expenses and lower gross profit, partially offset by the increase of an income tax benefit of $28.5 million that stems from the acquisition of Quantum Circuits.
•Adjusted EBITDA Loss3: Adjusted EBITDA Loss for the first quarter of 2026 was $32.8 million, an increase of $26.7 million from the Adjusted EBITDA Loss of $6.1 million for the 2025 first quarter, with the increase due primarily to higher operating expenses and lower gross profit.
__________________
1“Bookings” is an operating metric that is defined as customer orders received that are expected to generate net revenues in the future. Year-to-date FY 2026 Bookings includes $2.3 million in Quantum Circuits bookings that were closed immediately prior to the completion of the acquisition of Quantum Circuits in January 2026. We present the operating metric of Bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our potential performance in future periods.
2Revenues allocated to remaining performance obligations represents the transaction price of noncancellable orders for which service has not been performed, which include deferred revenue and the amounts that will be invoiced and recognized as revenues in future periods from open contracts and excludes unexercised renewals.
3"Non-GAAP Gross Profit", "Non-GAAP Gross Margin", "Non-GAAP Adjusted Operating Expenses" and "Adjusted EBITDA Loss" are non-GAAP financial measures. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.

Balance Sheet and Liquidity
As of March 31, 2026, D-Wave’s consolidated cash and marketable investment securities balance totaled $588.4 million, representing a 93% increase from the 2025 first quarter consolidated cash and marketable investment securities balance of $304.3 million.
Earnings Conference Call
In conjunction with this announcement, D-Wave will host a conference call on Tuesday May 12, 2026, at 8:00 a.m. (Eastern Time), to discuss the Company’s financial results and business outlook. The live dial-in number is 1-833-890-9920 (domestic) or 1-412-564-6463 (international). Participants can use those dial-in numbers or can click this link for instant telephone access to the event. The link will be made active 15 minutes prior to the call’s scheduled start time, and the passcode is 6892685. An on-demand webcast will be available, and a transcript of the conference call will be posted on the D-Wave Investor Relations website after the call. Participating in the call will be Chief Executive Officer Dr. Alan Baratz and Chief Financial Officer John Markovich.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how D-Wave is shaping the quantum-driven industrial and societal advancements of tomorrow: ir.dwavequantum.com.
Non-GAAP Financial Measures
To supplement the financial information presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. Each of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Adjusted EBITDA Loss and Non-GAAP Adjusted Operating Expenses is a financial measure that is not required by or presented in accordance with GAAP. Management believes that each measure provides investors an additional meaningful method to evaluate certain aspects of such results period over period. The Company defines each of its non-GAAP financial measures as follows:
•Non-GAAP Gross Profit is defined as GAAP gross profit less depreciation and amortization expense and non-cash stock-based compensation expense. We use Non-GAAP Gross Profit to measure, understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans.
•Non-GAAP Gross Margin is defined as GAAP gross margin adjusted to exclude depreciation and amortization expense and non-cash stock-based compensation expense. We use Non-GAAP Gross Margin to measure, understand and evaluate our core business performance.
•Adjusted EBITDA Loss is defined as net loss before interest expense, depreciation and amortization expense, stock-based compensation, remeasurements of liability-classified warrants, and other non-operating or non-recurring income and expenses. We use Adjusted EBITDA Loss to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations.
•Non-GAAP Adjusted Operating Expenses is defined as operating expenses before depreciation and amortization expense, non-operating or non-recurring expenses and non-cash stock-based compensation expense. We use Non-GAAP Adjusted Operating Expenses to measure our operating expenses, excluding items we do not believe directly reflect our core operations.
The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and our presentation of non-GAAP measures may be different from non-GAAP measures used by other companies. For a reconciliation of each of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Adjusted EBITDA Loss and Non-GAAP Adjusted Operating Expenses to its most directly comparable GAAP measure, please refer to the reconciliations below.
Forward Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the expected benefits of the Quantum Circuits acquisition, our development and commercialization plans, dual-platform roadmap, and plans to accelerate the projected time to a scaled, error-corrected gate-model quantum computer, among others. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Contacts
Investor Contact:
ir@dwavesys.com
Media Contact:
media@dwavesys.com

D-Wave Quantum Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(In thousands, except share and per share data)	2026	2025
Assets
Current assets:
Cash and cash equivalents	$338,197	$635,347
Marketable investment securities	250,198	249,134
Trade accounts receivable, net of allowance for credit losses of $1 and $176	8,911	1,587
Inventories	2,915	2,776
Prepaid expenses and other current assets	6,888	7,388
Total current assets	607,109	896,232
Property and equipment, net	15,066	7,841
Operating lease right-of-use assets	10,331	6,518
Intangible assets, net	215,279	915
Goodwill	342,588	—
Other non-current assets, net	9,442	4,307
Total assets	$1,199,815	$915,813

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$1,707	$950
Accrued expenses and other current liabilities	15,460	15,838
Current portion of operating lease liabilities	1,554	1,448
Loans payable, net, current	140	134
Deferred revenue, current	9,495	2,778
Total current liabilities	28,356	21,148
Operating lease liabilities, net of current portion	9,703	6,050
Loans payable, net, non-current	35,423	35,825
Deferred revenue, non-current	2,081	560
Total liabilities	$75,563	$63,583

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.0001 per share; 675,000,000 shares authorized at both March 31, 2026 and December 31, 2025; 370,038,436 shares and 358,741,605 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively.	37	35
Additional paid-in capital	2,133,730	1,843,218
Accumulated deficit	(1,000,359)	(982,002)
Accumulated other comprehensive loss	(9,156)	(9,021)
Total stockholders' equity	1,124,252	852,230
Total liabilities and stockholders’ equity	$1,199,815	$915,813

D-Wave Quantum Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2026	2025
Revenue	$2,858	$15,001
Cost of revenue	1,040	1,124
Total gross profit	1,818	13,877
Operating expenses:
Research and development	25,793	10,288
General and administrative	20,275	7,957
Sales and marketing	10,477	6,923
Total operating expenses	56,545	25,168
Loss from operations	(54,727)	(11,291)
Other income (expense), net:
Interest income	5,785	3,099
Interest expense	(259)	(226)
Gain on investment in marketable securities, net	1,880	—
Change in fair value of warrant liabilities	—	3,943
Other income (expense), net	512	(946)
Total other income, net	7,918	5,870
Loss before income taxes	(46,809)	(5,421)
Income tax benefit, net	28,452	—
Net loss	$(18,357)	$(5,421)
Net loss per share, basic and diluted	$(0.05)	$(0.02)
Weighted-average shares used in computing net loss per share, basic and diluted	367,473,219	286,420,374

Comprehensive loss:
Net loss	$(18,357)	$(5,421)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	18	498
Unrealized losses on available-for-sale securities	(153)	—
Total other comprehensive income (loss), net of tax	(135)	498
Net comprehensive loss	$(18,492)	$(4,923)

D-Wave Quantum Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash flows from operating activities:
Net loss	$(18,357)	$(5,421)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3,803	376
Deferred income taxes	(28,365)	—
Stock-based compensation	8,019	3,993
Amortization of operating right-of-use assets	347	177
Provision for excess and obsolete inventory	(30)	24
Non-cash interest income	(1,217)	—
Non-cash interest expense	234	188
Change in fair value of warrant liabilities	—	(3,943)
Loss (gain) on marketable equity securities	(1,880)	—
Unrealized foreign exchange loss (gain)	(774)	95
Other noncash items	—	267
Change in operating assets and liabilities:
Trade accounts receivable	(7,320)	360
Inventories	(1,476)	(40)
Prepaid expenses and other current assets	1,347	172
Trade accounts payable	(1,000)	229
Accrued expenses and other current liabilities	(2,999)	(2,285)
Deferred revenue	8,238	(13,107)
Operating lease liability	(272)	(173)
Other non-current assets, net	(3,258)	(191)
Net cash used in operating activities	(44,960)	(19,279)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(250,821)	—
Purchase of property and equipment	(1,081)	(438)
Expenditures for internal-use software	(163)	(60)
Net cash used in investing activities	(252,065)	(498)
Cash flows from financing activities:
Proceeds from the issuance of common stock in at-the-market offerings, net of issuance costs	—	146,108
Proceeds from issuance of common stock upon exercise of warrants	—	6
Proceeds from the issuance of common stock upon exercise of stock options	94	23
Payment of tax withheld pursuant to stock-based compensation settlements	—	(517)
Repayment of the Equipment Financing Term Loan	(34)	—
Payments of equity issuance costs	(203)	—
Net cash provided by (used in) financing activities	(143)	145,620
Effect of exchange rate changes on cash and cash equivalents	18	498
Net increase (decrease) in cash and cash equivalents	(297,150)	126,341
Cash and cash equivalents at beginning of period	635,347	177,980
Cash and cash equivalents at end of period	$338,197	$304,321

D-Wave Quantum Inc.
Reconciliation of Gross Profit to Non-GAAP Gross Profit
(Unaudited)

	Three Months Ended March 31,
(in thousands of U.S. dollars)	2026	2025
Gross Profit	$1,818	$13,877
Gross Margin	63.6%	92.5%
Excluding:
Depreciation and Amortization (1)	14	28
Stock-based compensation (2)	185	142
Non-GAAP Gross Profit	$2,017	$14,047
Non-GAAP Gross Margin	70.6%	93.6%
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in Cost of Revenue only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Operating Expenses.
(2)Stock-based compensation reflects the stock-based compensation recorded in Cost of Revenue only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash Flows that also includes stock-based compensation recorded in Operating Expenses.
D-Wave Quantum Inc.
Reconciliation of Operating Expenses to Non-GAAP Adjusted Operating Expenses
(Unaudited)

	Three Months Ended March 31,
(in thousands of U.S. dollars)	2026	2025
Operating expenses	$56,545	$25,168
Excluding:
Depreciation and Amortization (1)	(3,789)	(349)
Stock-based compensation (2)	(7,834)	(3,851)
Other non-operating or non-recurring expenses (3)	(10,093)	(810)
Non-GAAP Adjusted Operating Expenses	$34,829	$20,158
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in the Operating Expenses only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Cost of Revenue.
(2)Stock-based compensation reflects the stock-based compensation recorded in Operating Expenses only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash Flows that also includes stock-based compensation recorded in Cost of Revenue.
(3)Includes non-recurring costs related to the Quantum Circuits acquisition for the three months ended March 31, 2026, as well as legal, consulting, and accounting fees associated with capital markets activities unrelated to the Company’s core operations, and other non-recurring professional fees and credit loss expenses and recoveries.

D-Wave Quantum Inc.
Reconciliation of Net Loss to Adjusted EBITDA Loss
(Unaudited)

	Three Months Ended March 31,
(in thousands of U.S. dollars)	2026	2025
Net loss	$(18,357)	$(5,421)
Excluding:
Depreciation and Amortization	3,803	376
Income tax benefit, net	(28,452)	—
Stock-based compensation	8,019	3,993
Interest income	(5,785)	—
Interest expense (1)	259	226
Change in fair value of warrant liabilities	—	(3,943)
Loss (gain) on marketable equity securities	(1,880)	—
Other (income) expense, net (2)	(512)	(2,153)
Other non-operating or non-recurring items (3)	10,093	810
Adjusted EBITDA Loss	$(32,812)	$(6,112)

(1)Interest expense primarily reflects the interest associated with the Equipment Financing Agreement entered into on August 1, 2025, and interest and adjustments to accrued interest on the SIF Loan.
(2)Other income (expense), net consists primarily of foreign exchange gains and losses and interest income earned from cash and cash equivalents for the three months ended March 31, 2025.
(3)Includes non-recurring costs related to the Quantum Circuits acquisition for the three months ended March 31, 2026, as well as legal, consulting, and accounting fees associated with capital markets activities unrelated to the Company’s core operations, and other non-recurring professional fees and credit loss expenses and recoveries.